Marathon Petroleum Corporation Reports First-Quarter 2015 Results

•	Reported record first-quarter earnings of $891 million ($3.24 per diluted share)

•	Converted over 400 of the 1,245 new retail sites to the Speedway brand since acquisition

•	Authorized the sale of MPC marine assets to MPLX LP

•	Returned $345 million of capital to shareholders, including $209 million of share repurchases

•	Announced two-for-one stock split of MPC shares

FINDLAY, Ohio, April 30, 2015 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2015 first-quarter earnings of $891 million, or $3.24 per diluted share, compared with $199 million, or $0.67 per diluted share, for the first quarter of 2014. First-quarter 2015 earnings included pretax pension settlement expenses of $1 million, compared with $64 million for the first quarter of 2014.

“Our record first-quarter earnings highlight Marathon Petroleum’s ability to take full advantage of favorable market conditions,” said Gary R. Heminger, president and chief executive officer. “Our extensive logistics and retail networks give us tremendous flexibility in feedstock acquisition and the ability to optimize refining operations and product distribution throughout our marketing footprint.”

Heminger noted that MPC’s integrated refining system made a significant contribution to the quarter’s earnings. “Our refineries operated very well during the first quarter, and we were able to capture the strong Gulf Coast and Midwest crack spreads,” he said, noting that the facilities also benefited from lower maintenance activity relative to the prior year. “I am particularly proud of the dedicated employees at both our Catlettsburg and Galveston Bay refineries for operating our facilities safely, efficiently, and without production impact during the recent work stoppage.”

Heminger said MPC had finalized labor agreements at its Catlettsburg, Ky.; Texas City, Texas; and Canton, Ohio, refineries. "We are pleased that we were able to reach these agreements, and we look forward to an equally successful outcome at our Galveston Bay refinery complex in Texas," he added.

Speedway, MPC’s retail segment, performed very well, achieving record first-quarter earnings even before the contribution from its newly acquired locations. “Speedway continues to make excellent progress converting its new retail locations to the Speedway brand,” Heminger said. “As of today, we have rebranded more than 400 stores, including 260 completed during the first quarter. The rapid pace of store conversions contributes to our confidence that we will achieve the synergies and marketing enhancements we expect as we integrate this business.”

In the midstream, Heminger announced that the MPC board of directors authorized the sale of its marine business to MPLX LP (NYSE: MPLX), a master limited partnership (MLP) sponsored by MPC. The marine operations are a fully integrated waterborne transportation service provider, capable of moving light products, heavy oils, crude oil, renewable fuels, chemicals and feedstocks throughout the Midwest and Gulf Coast regions of the U.S. Its assets include 18 towboats and 203 tank barges, among other related assets.

Heminger also noted that MPLX completed a binding open season for its Cornerstone Pipeline project, which he said is being increased in size to 16 inches to provide an industry logistics solution in the region. “This type of organic growth, in addition to both third-party acquisitions and MPC-sponsored drop-downs, demonstrates our commitment to grow MPLX into a large-cap, diversified MLP with an attractive distribution profile," Heminger said. "It is our intent to grow the partnership substantially and increase its limited partner distributions by 29 percent this calendar year, which further supports the value proposition for MPC shareholders."

Heminger added that MPC continued its commitment to capital returns in the quarter, with $209 million of its shares repurchased, in addition to $136 million in dividends. A total of $1.5 billion remains on the existing share repurchase authorization.

MPC also announced yesterday that its board of directors declared a two-for-one stock split in the form of a stock dividend, to be distributed to MPC shareholders on June 10. The shares are expected to begin trading on a split basis June 11. “MPC has performed very well for its owners since we became an independent company in mid-2011,” said Heminger. “Our share price has increased substantially since the spinoff, and we believe the stock split will make our shares attractive and affordable for a wider range of investors, and reflects our confidence in MPC's continued value creation.”

MPC’s geographic footprint and integrated system, coupled with favorable market conditions, create a positive outlook for the business, Heminger concluded. “Our large, integrated platform provides us excellent access to price-advantaged domestic crude oil and low-cost natural gas, and the significant planned maintenance activity performed in 2014 has positioned us to run at high utilization through the balance of the year,” he said. “Our efforts to accelerate the pace of growth at MPLX, grow our retail segment and enhance refining margins support the diversified earnings power of the business, and we remain confident in our ability to deliver long-term value for our shareholders.”

Segment Results

Total income from operations was $1.47 billion in the first quarter of 2015, compared with $361 million in the first quarter of 2014.

	Three Months Ended March 31
(In millions)	2015	2014
Income from Operations by Segment
Refining & Marketing	$1,316	$362
Speedway	168	58
Pipeline Transportation	67	72
Items not allocated to segments:
Corporate and other unallocated items	(80)	(67)
Pension settlement expenses	(1)	(64)
Income from operations	$1,470	$361

Refining & Marketing

Refining & Marketing segment income from operations was $1.32 billion in the first quarter of 2015, compared with $362 million in the first quarter of 2014. The increase was primarily due to higher U.S. Gulf Coast and Chicago crack spreads and lower turnaround and other direct operating costs. The Gulf Coast and Chicago Light Louisiana Sweet 6-3-2-1 blended crack spread increased to $9.69 per barrel in the first quarter of 2015 from $7.85 per barrel in the first quarter of 2014. Compared to the heavy turnaround activity during the first quarter of 2014, turnaround and major maintenance costs decreased to $0.79 per barrel in the first quarter of 2015 from $3.15 per barrel in 2014. During the quarter, MPC recorded a pre-tax charge of approximately $30 million from valuing its inventory using the last-in, first-out (LIFO) method of accounting.

Speedway

Speedway segment income from operations was $168 million in the first quarter of 2015, compared with $58 million in the first quarter of 2014. Approximately two-thirds of this increase was related to the legacy Speedway stores, and was primarily the result of higher light product and merchandise margins, partially offset by higher operating and administrative expenses. Speedway's newly acquired locations are performing better than expected, contributing income of approximately $36 million to the quarter's results. Speedway's consolidated light product margin increased to 19.7 cents per gallon in the first quarter of 2015, from 11.56 cents per gallon in the first quarter of 2014.

Pipeline Transportation

Pipeline Transportation segment income from operations, which includes 100 percent of MPLX’s operations, was $67 million in the first quarter of 2015, compared with $72 million for the first quarter of 2014. The decrease was primarily due to an increase in various operating expenses.

Items Not Allocated to Segments

Corporate and other unallocated expenses of $80 million in the first quarter of 2015 were $13 million higher than the first quarter of 2014 largely due to lower allocated employee benefit costs. During the first quarter of 2015, MPC recorded pretax pension settlement expenses of $1 million resulting from the level of employee lump-sum retirement distributions occurring in 2015, compared with $64 million of pretax pension settlement expenses in the first quarter of 2014.

Strong Financial Position and Liquidity

On March 31, the company had $2.1 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and $1 billion of availability on its undrawn $1.3 billion trade receivables securitization facility. Availability under the trade receivables facility is a function of refined product selling prices, which will be lower in a sustained lower price environment. The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call on MPC's website at http://www.marathonpetroleum.com by clicking on the "2015 First-Quarter Financial Results" link. Replays of the conference call will be available on the company's website through Wednesday, May 13. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation's fourth-largest refiner, with a crude oil refining capacity of approximately 1.7 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,500 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,750 convenience stores in 22 states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company's distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:
Geri Ewing (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Jamal Kheiry (419) 421-3312

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding both MPC and MPLX. These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” "objective," “expect,” “forecast,” "plan," “project,” "potential," “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those in the forward-looking statements include: our ability to successfully integrate the acquired Hess retail operations and achieve the strategic and other expected objectives relating to the acquisition, including any expected synergies; changes to the expected construction costs and timing of pipeline projects; volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; an easing or lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; impacts from our repurchases of shares of MPC common stock under our share repurchase authorizations, including the timing and amounts of any common stock repurchases; federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard; changes to MPC's capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPLX's actual results to differ materially from those in the forward-looking statements include: the adequacy of MPLX capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute business plans; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under commercial agreements; the ability to successfully implement growth strategies, whether through organic growth or acquisitions; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC’s Form 10-K or in MPLX’s Form 10-K could also have material adverse effects on forward-looking statements.

Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations Office. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31
(In millions, except per-share data)	2015	2014
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$17,191	$23,285
Income from equity method investments	15	35
Net gain on disposal of assets	5	1
Other income	29	24
Total revenues and other income	17,240	23,345
Costs and expenses:
Cost of revenues (excludes items below)	13,044	20,540
Purchases from related parties	76	159
Consumer excise taxes	1,832	1,515
Depreciation and amortization	363	320
Selling, general and administrative expenses	358	346
Other taxes	97	104
Total costs and expenses	15,770	22,984
Income from operations	1,470	361
Net interest and other financial income (costs)	(81)	(46)
Income before income taxes	1,389	315
Provision for income taxes	486	108
Net income	903	207
Less net income attributable to noncontrolling interests	12	8
Net income attributable to MPC	$891	$199

Per-share data
Basic:
Net income attributable to MPC per share	$3.26	$0.68
Weighted average shares:(a)	273	293
Diluted:
Net income attributable to MPC per share	$3.24	$0.67
Weighted average shares:(a)	275	295
Dividends paid	$0.50	$0.42

(a)	The number of weighted average shares for the period ended Mar. 31, 2015, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended March 31
(In millions)	2015	2014
Income from Operations by segment
Refining & Marketing	$1,316	$362
Speedway	168	58
Pipeline Transportation	67	72
Items not allocated to segments:
Corporate and other unallocated items	(80)	(67)
Pension settlement expenses	(1)	(64)
Income from operations	1,470	361
Net interest and other financial income (costs)	(81)	(46)
Income before income taxes	1,389	315
Provision for income taxes	486	108
Net income	903	207
Less net income attributable to noncontrolling interests	12	8
Net income attributable to MPC	$891	$199

Capital Expenditures and Investments
Refining & Marketing	$229	$178
Speedway	45	32
Pipeline Transportation	81	130
Corporate and Other(a)	29	31
Total	$384	$371

(a)	Includes capitalized interest.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended March 31
	2015	2014
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)(b)	2,246	1,964
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(c)	2,233	1,951
R&M gross margin (dollars per barrel)(d)	$16.14	$14.46
Crude oil capacity utilization (percent)(e)	97	85
Refinery throughputs (mbpd):(f)
Crude oil refined	1,672	1,450
Other charge and blendstocks	180	200
Total	1,852	1,650
Sour crude oil throughput (percent)	56	49
WTI-priced crude oil throughput (percent)	20	21
Refined product yields (mbpd):(f)
Gasoline	911	837
Distillates	553	514
Propane	36	34
Feedstocks and special products	298	220
Heavy fuel oil	30	30
Asphalt	50	43
Total	1,878	1,678
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$0.79	$3.15
Depreciation and amortization	1.42	1.55
Other manufacturing(h)	4.26	5.95
Total	$6.47	$10.65
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(i)
Crude oil refined	1,031	860
Other charge and blendstocks	179	211
Total	1,210	1,071
Sour crude oil throughput (percent)	70	60
WTI-priced crude oil throughput (percent)	5	3
Refined product yields (mbpd):(h)
Gasoline	523	489
Distillates	342	319
Propane	25	21
Feedstocks and special products	307	245
Heavy fuel oil	15	15
Asphalt	14	7
Total	1,226	1,096
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$0.80	$3.83
Depreciation and amortization	1.14	1.25
Other manufacturing(h)	3.99	5.87
Total	$5.93	$10.95

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended March 31
	2015	2014
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(i)
Crude oil refined	641	590
Other charge and blendstocks	36	48
Total	677	638
Sour crude oil throughput (percent)	34	34
WTI-priced crude oil throughput (percent)	43	47
Refined product yields (mbpd):(i)
Gasoline	388	348
Distillates	211	195
Propane	13	13
Feedstocks and special products	23	33
Heavy fuel oil	16	16
Asphalt	36	36
Total	687	641
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$0.73	$1.71
Depreciation and amortization	1.85	1.91
Other manufacturing(h)	4.51	5.54
Total	$7.09	$9.16
Speedway Operating Statistics(b)
Convenience stores at period-end	2,753	1,482
Gasoline and distillate sales (millions of gallons)	1,432	773
Gasoline and distillate gross margin (dollars per gallon)(j)	$0.1970	$0.1156
Merchandise sales (in millions)	$1,111	$722
Merchandise gross margin (in millions)	$311	$192
Merchandise gross margin percent	28.0%	26.5%
Same store gasoline sales volume (period over period)(k)	(1.2)%	(0.7)%
Same store merchandise sales (period over period)(k)(l)	6.2%	5.3%
Pipeline Transportation Operating Statistics
Pipeline throughputs (mbpd):(m)
Crude oil pipelines	1,221	1,171
Refined products pipelines	886	819
Total	2,107	1,990

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.

(b)	Includes the impact of Hess' retail operations and related assets beginning on the Sept. 30, 2014 acquisition date.

(c)	Includes intersegment sales.

(d)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(f)	Excludes inter-refinery volumes of 35 mbpd and 59 mbpd for first quarter 2015 and 2014, respectively.

(g)	Per barrel of total refinery throughputs.

(h)	Includes utilities, labor, routine maintenance and other operating costs.

(i)	Includes inter-refinery transfer volumes.

(j)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(k)	Same store comparison includes only locations owned at least 13 months, and therefore excludes locations acquired from Hess.

(l)	Excludes cigarettes.

(m)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended March 31
(In millions)	2015	2014
Segment EBITDA(a)
Refining & Marketing	$1,583	$623
Speedway	231	86
Pipeline Transportation	87	91
Total Segment EBITDA(a)	1,901	800
Total segment depreciation & amortization	(350)	(308)
Items not allocated to segments	(81)	(131)
Income from operations	1,470	361
Net interest and other financial income (costs)	(81)	(46)
Income before income taxes	1,389	315
Income tax provision	486	108
Net income	903	207
Less: Net income attributable to noncontrolling interests	12	8
Net income attributable to MPC	$891	$199

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(In millions)	March 31 2015	December 31 2014
Cash and cash equivalents	$2,078	$1,494
Total debt(a)	6,743	6,637
Equity	11,980	11,390
Debt-to-total-capital ratio (percent)	36	37
Shares outstanding (millions)	272	274

Cash provided from operations (quarter ended)	$1,190	$388

(a) Includes long-term debt due within one year.